UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Gannett Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note: This revised Definitive Schedule 14A is being filed to correct information presented in the “Grant Date Fair Value of Stock and Option Awards” column of the “Grants of Plan-Based Awards” table on page 36 of the attached document. This corrective information is being distributed to holders receiving paper copies of the Company’s proxy materials. No other changes have been made to the Definitive Schedule 14A filed March 17, 2009.

Craig A. Dubow

Chairman, President and

Chief Executive Officer

March 17, 2009

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on April 28, 2009, at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. I also will provide a report on our Company and will entertain questions of general interest to shareholders.

Your vote is important. Your shares should be represented at the Annual Meeting whether or not you plan to attend. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you or, if you requested printed copies of the proxy materials, you can also vote by mail, by telephone or on the Internet as instructed on the proxy card that you received. You may revoke your proxy and vote in person if you decide to attend the meeting.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

Thank you for your continued support.

Cordially,

Craig A. Dubow

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 28, 2009

To Our Shareholders:

The 2009 Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. on April 28, 2009 for the following purposes:

(1)	to consider and act upon a proposal to elect to the Company’s Board of Directors eight persons nominated by the Board of Directors;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year;

(3)	to consider one shareholder proposal; and

(4)	to transact such other business, if any, as may properly come before the Annual Meeting.

The Board of Directors has set the close of business on March 2, 2009 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. YOUR SHARES SHOULD BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD THAT YOU RECEIVED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Todd A. Mayman

Vice President

Associate General Counsel, Secretary and

Chief Governance Officer

McLean, Virginia

March 17, 2009

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about March 17, 2009.

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

April 28, 2009

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2009 Annual Meeting of Shareholders to be held on April 28, 2009 at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of eight nominees named by the Board of Directors;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

Proposal 3—AGAINST a shareholder proposal.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 21, 2009. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 2, 2009 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 230,796,039 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email or viewing them on the Internet will save us the cost of printing and mailing documents to you and will reduce the effect of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a stockholder of record of Company shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

How many votes are required for approval of each proposal?

Proposal 1—Election of the director nominees named in Proposal 1 requires the affirmative vote of a majority of the votes cast. Votes may be cast in favor of, or withheld from, the election of all of the director nominees, or any of them.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008, as specified in Proposal 2, requires the affirmative vote of a majority of the votes cast. Abstentions, if any, will have the same effect as votes against Proposal 2.

Proposal 3—Approval of the shareholder proposal described in Proposal 3 requires the affirmative vote of a majority of the votes cast. Abstentions, if any, will have the same effect as votes against Proposal 3.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment or 401(k) Plans, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as instructions provided to the trustee by other 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2010 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2010 Annual Meeting, a shareholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 17, 2009. A shareholder who wishes to present a proposal or nomination at the Company’s 2010 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than December 29, 2009 and no later than January 18, 2010.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the presiding director or the non-management directors as a group by writing to the Board of Directors, the Presiding Director or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2009 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2009 Annual Meeting, during normal business hours for a period of ten days before the 2009 Annual Meeting and during the 2009 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2008 Annual Report and this Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2008 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2008 Annual Report?

A copy of our 2008 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2008 Annual Report over the Internet, at www.ematerials.com/gci, by toll-free telephone call (in the U.S. and Canada) to 1-866-697-9377, or by email at ep@ematerials.com. Please put “GCI Materials Request” in the subject line and include the 3-digit company number and 11-digit control number presented on the notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you may request email or paper copies of our 2008 Annual Report over the Internet, at www.proxyvote.com, by toll-free telephone call (in the U.S. and Canada) to 1-800-579-1639, or by email to sendmaterial@proxyvote.com. Please put “Paper Material” or “E-mail Material” in the subject line, followed by the 12-digit control number presented on the notice provided by your bank or broker. Requests, instructions and other inquiries will not be forwarded to your investment advisor.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2008 Annual Report and 2008 Form 10-K are also available through the Company’s website at www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

PROPOSAL 1—ELECTION OF DIRECTORS

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of ten directors, whose biographies appear below. The Board of Directors held six meetings during 2008. Each director attended more than 75% of the total number of meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2008. All directors then serving on the Board attended the 2008 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

At our 2007 Annual Meeting, the Board of Directors recommended, and our shareholders approved, amendments to our certificate of incorporation and by-laws to declassify our Board. Before the amendments, our Board was divided into three classes with nominees for a class of directors elected for three-year terms at each Annual Meeting. As a result of the amendments, nominees elected to our Board at the 2009 Annual Meeting will serve one-year terms.

The Board believes that the nominees will be available and able to serve as directors. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s by-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2009 Annual Meeting, the number of nominees equals the number of directors to be elected so the majority vote standard shall apply. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

DIRECTOR INDEPENDENCE

The Board of Directors has affirmatively determined that all of our current directors other than Craig A. Dubow are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the

Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified on questionnaires provided by each Board member. The responses to those questionnaires indicated that there were no relationships between any director (other than Mr. Dubow) and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above; and

•

sales by the Company of advertising and purchases by the Company of property and services, on customary terms and conditions and in amounts within the permitted thresholds identified above, to and from other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held four executive sessions in 2008, and will meet in executive sessions as appropriate throughout 2009. The Board has established the role of a presiding director, elected by the independent directors. Karen Hastie Williams has served as presiding director since 2004 and will continue in that role in 2009. The presiding director’s responsibilities include:

•	presiding at all executive sessions of non-management directors and at meetings of the full Board if the Chairman is not present;

•

serving as liaison on Board-wide issues between the Chairman, President and CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the Chairman, President and CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the Chairman, President and CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the Chairman, President and CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

DIRECTOR BIOGRAPHIES

The principal occupation and business experience of the Board’s nominees and of the continuing directors are described below.

Nominees

The following director nominees are currently serving on the Board and have been nominated to stand for re-election at the 2009 Annual Meeting for a one-year term. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Craig A. Dubow

Mr. Dubow, 54, is Chairman, President and CEO of Gannett. He became President and CEO and a director of Gannett in July 2005, and Chairman of Gannett in July 2006. He was President and CEO of the Gannett Broadcast Division from 2001 to July 2005, and was President of the Gannett Broadcast Division from 2000 to 2001. He has served the Company in various other executive capacities since 1981. Mr. Dubow is also a director of the Associated Press and Broadcast Music, Inc.

Howard D. Elias

Mr. Elias, age 51, is President, EMC Global Services and Resource Management Software Group, and Executive Vice President, EMC Corporation. He previously served as Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007. Mr. Elias was recommended to our Nominating and Public Responsibility Committee by the Committee Chair and our CEO as a prospective director with broad business experience and expertise in information technology issues. After each Nominating and Public Responsibility Committee member met with Mr. Elias and the Committee as a whole reviewed his qualifications and experience in accordance with its charter mandate, the Committee unanimously recommended that he be elected to our Board of Directors. Our Board elected Mr. Elias as a director in October 2008.

Marjorie Magner

Ms. Magner, 59, is Managing Partner of Brysam Global Partners, a private equity firm investing in financial services firms with a focus on consumer opportunities in emerging markets founded in January 2007. Previously, she was Chairman and CEO of Citigroup’s Global Consumer Group from August 2003 until her departure in October 2005. She served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), since 1987. She currently serves as a director of Accenture Ltd. She has been a Gannett director since 2006.

Scott K. McCune

Mr. McCune, age 52, has served as Vice President and Director, Integrated Marketing at The Coca-Cola Company since January 2005. He was Vice President Worldwide Media, Vice President Worldwide Sports at The Coca-Cola Company between 2001 and 2004. Mr. McCune was recommended to our Nominating and Public Responsibility Committee by our CEO as a prospective director with broad business experience and expertise in consumer marketing strategies. After each Nominating and Public Responsibility Committee member met with Mr. McCune and the Committee as a whole reviewed his qualifications and experience in accordance with its charter mandate, the Committee unanimously recommended that he be elected to our Board of Directors. Our Board elected Mr. McCune as a director in October 2008.

Duncan M. McFarland

Mr. McFarland, 65, was Chairman and CEO of Wellington Management Company, LLP from 1994 until his retirement in 2004. He served in various roles at Wellington Management Company since 1965. He is a director of NYSE Euronext, Inc., and The Asia Pacific Fund, Inc., a closed-end registered investment company traded on the NYSE. He has been a Gannett director since 2004.

Donna E. Shalala

Ms. Shalala, 69, has served as President of the University of Miami since 2001. She was Secretary of the United States Department of Health and Human Services from 1993 to 2001. She is a director of Lennar Corporation. She has been a Gannett director since 2001.

Neal Shapiro

Mr. Shapiro, 50, is President and CEO of WNET.ORG, the public television company which operates Thirteen/WNET and WLIW21, the largest and third largest public television stations in the country. Before joining WNET in February 2007, Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also is on the board of trustees of American Public Television, the advisory board of Investigative Reporters and Editors (IRE), the Board of Trustees at Tufts University, and the alumni board of the Communications and Media Studies program at Tufts University. He has been a Gannett director since October 2007.

Karen Hastie Williams

Ms. Williams, 64, is a retired partner at the law firm of Crowell & Moring, Washington, DC. She is a director of The Chubb Corporation, Continental Airlines, Inc., SunTrust Banks, Inc. and WGL Holdings, Inc., the parent company of Washington Gas Light Company. She has been a Gannett director since 1997.

Continuing Directors

The following directors are currently serving on the Board for a term that ends at the 2010 Annual Meeting:

Arthur H. Harper

Mr. Harper, 53, has served as Managing Partner of GenNx360 Capital Partners, a private equity firm focused on business to business companies, since January 2006. Previously, he served as President and CEO of General Electric’s Equipment Services division from 2001 to 2005. He is also a director of Monsanto Company. He has been a Gannett director since 2006.

John Jeffry Louis

Mr. Louis, 46, has served as Chairman and Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, since 1992. He is also a director of S.C. Johnson and Son, Inc. and Johnson Financial Group, Inc., and a trustee of Northwestern University and the Chicago Council on Global Affairs. He has been a Gannett director since 2006.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its five committees: the Audit Committee, Digital Technology Committee, Executive Committee, Executive Compensation Committee, and Nominating and Public Responsibility Committee. The members of each committee are:

	Audit Committee	Digital Technology Committee	Executive Committee	Executive Compensation Committee	Nominating and Public Responsibility Committee

Craig A. Dubow		x	Chair

Howard D. Elias		x

Arthur H. Harper				x	Chair

John Jeffry Louis	x	Chair

Marjorie Magner	x			x

Scott K. McCune					x

Duncan M. McFarland	x		x	Chair

Donna E. Shalala		x			x

Neal Shapiro		x			x

Karen Hastie Williams	Chair		x	x

AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. NYSE rules also require that if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. We do not limit the number of audit committees on which our Audit Committee members may serve to three or less. Karen Hastie Williams serves on the audit committees of Continental Airlines, Inc., SunTrust Banks, Inc. and WGL Holdings, Inc., the parent company of Washington Gas Light Company. Our Board of Directors has considered this fact and determined that Ms. Williams’ simultaneous service on these outside audit committees benefits the Company due to the breadth and depth of experience Ms. Williams gains from membership on those committees and does not impair her ability to serve effectively on the Company’s Audit Committee. In addition, the Board has determined that Duncan M. McFarland is an audit committee financial expert, as that term is defined under the SEC rules. This Committee met ten times in 2008.

DIGITAL TECHNOLOGY COMMITTEE

The Digital Technology Committee assists the Board of Directors in its oversight of the Company’s digital strategy and initiatives. The Committee’s duties and responsibilities include reviewing and evaluating the Company’s digital strategy, operational plans and initiatives. This Committee was formed in July 2008 and met three times in 2008.

EXECUTIVE COMMITTEE

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. This Committee met twice in 2008.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee has overall responsibility for approving and evaluating the compensation plans, principles and programs of the Company. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s Chairman, President and CEO, Executive Vice President and CFO and other senior executives, including members of the Gannett Management Committee, Gannett U.S. Community Publishing Operating Committee, Gannett Broadcast Operating Committee and other Company and divisional officers. This Committee met four times in 2008.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for making grants of stock options (SOs) and restricted stock units (RSUs) to our senior executives. The Committee historically has delegated the authority for approving grants of SOs and RSUs to employees, other than our senior executives mentioned above, to the Chairman, President and CEO, within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior management level who are less familiar to the Committee.

In November 2007, the Committee hired independent consultant Pearl Meyer & Partners (“PM&P”) to advise on executive compensation matters. Under the terms of the Committee’s agreement with PM&P, the consultant is prohibited from doing any other business for the Company or its management, and the Committee may contact PM&P without any interaction from Company management. This ensures the independence of the Committee’s compensation consultant.

The PM&P consultant participates in Committee meetings as requested by the chairman of the Committee, and communicates directly with the chairman of the Committee outside of meetings. In 2008 the PM&P consultant specifically provided the following services:

•	Participated in Committee executive sessions without management present to discuss CEO compensation and other relevant matters, including the appropriate relationship between pay and performance;

•

Provided advice to the Committee regarding other aspects of the Company’s executive compensation program, including the Digital Long-term Incentive Plan (“DLTIP”), special projects, plan design, best practices and other matters as requested by or on behalf of the Committee; and

•	Reviewed the compensation, discussion and analysis section of this Proxy Statement.

Management retains consultant Hewitt Associates from time to time to provide various executive compensation services. Hewitt Associates assisted in designing the DLTIP terms and conditions.

NOMINATING AND PUBLIC RESPONSIBILITY COMMITTEE

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met three times in 2008.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Public Responsibility Committee historically has relied primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2010 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than January 18, 2010. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will not differ from the manner in which the Committee evaluates candidates recommended by other sources.

In addition to the criteria described above, the Company’s By-laws also require each director to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, at least 3,000 shares of Company stock. Each director meets or exceeds this share ownership requirement. The By-laws of the Company also establish mandatory retirement ages of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Digital Technology Committee, the Executive Compensation Committee and the Nominating and Public Responsibility Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided on the Corporate Governance page of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee also appoints the Company’s independent registered public accounting firm. The Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2007 and 2008, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“E&Y”), billed the Company the following fees and expenses:

	2007	2008
Audit Services(1)(2)	$3,251,000	$3,900,000
Audited-Related Services(1)(3)	$408,000	$780,000
Tax Services(1)(4)	$13,400	$215,000
All Other Services(5)	$0	$0

(1)	The fees reflected above for 2008 include amounts for CareerBuilder, LLC, in which the Company acquired a 50.8% controlling interest in September 2008. These fees total $867,000 and represent 100% of the amounts billed by E&Y, although the Company’s actual share of such fees is 50.8% of this total.

(2)	Audit Services relate to the annual integrated audit of the consolidated financial statements and internal control over financial reporting, and also include audits of various Newsquest subsidiaries as required by statutes in the U.K. and, beginning in 2008, audits of CareerBuilder, LLC and certain of its subsidiaries in connection with the Company’s acquisition of a controlling interest therein and its consolidation in the Company’s financial statements. Fees for CareerBuilder, LLC for Audit Services in 2008 were $696,000.

(3)	Audit-Related Services principally relate to consultation on financial accounting and reporting matters, issuance of comfort letters in connection with debt offerings, and audits of employee benefit plans. CareerBuilder, LLC fees for Audit-Related Services in 2008 were $104,000.

(4)	Tax Services principally relate to tax planning and advice in the U.S. and the U.K., including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and the review of filings with the Federal and certain state governments. CareerBuilder, LLC fees for Tax Services in 2008 were $67,000.

(5)	No services were rendered during either 2007 or 2008 that would constitute “All Other Services.” However, E&Y was engaged (at the request of the purchaser) to perform a carve-out audit of certain of the Company’s properties that were sold to GateHouse Media in May 2007. In connection therewith, E&Y billed the Company $216,900 which was fully reimbursed by GateHouse Media in connection with the sale.

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all E&Y services periodically throughout the year and discusses such services with management and E&Y. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by E&Y to its Chair, Karen Hastie Williams. Ms. Williams may pre-approve up to $100,000 in services provided by E&Y, in the aggregate at any one time, without consultation with the full Audit Committee, provided she reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the 2008 audited financial statements, the Audit Committee received from E&Y written disclosures regarding E&Y’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, including a detailed statement of any relationships between E&Y and the Company that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with E&Y various matters required to be discussed by Statements on Auditing Standards No. 61 (as amended), PCAOB, SEC and NYSE rules, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y to review and discuss the Company’s audited financial statements for the fiscal year ended December 28, 2008. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K covering the 2008 fiscal year, and the Board has approved that recommendation.

Audit Committee

Karen Hastie Williams, Chair

John Jeffry Louis

Marjorie Magner

Duncan M. McFarland

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 27, 2009. E&Y also served as the Company’s independent registered public accounting firm for our 2008 fiscal year. The Board of Directors is submitting the appointment of E&Y as the Company’s independent registered public accounting firm for shareholder ratification at the 2009 Annual Meeting. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

A representative of E&Y is expected to be present at the 2009 Annual Meeting. The E&Y representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Our By-laws do not require that the shareholders ratify the appointment of E&Y as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain E&Y, but may retain E&Y as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

PROPOSAL 3—SHAREHOLDER PROPOSAL

The Amalgamated Bank LongView Large Cap 500 Index Fund, 275 Seventh Avenue, New York, NY 10001, a beneficial owner of 61,644 shares of common stock of the Company, has notified the Company that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

“RESOLVED, that stockholders of Gannett Co., Inc. (“Gannett” or the “Company”) urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment (“gross-up”), except for gross-ups provided pursuant to a plan, policy or arrangement applicable to management employees of the Company generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a “gross-up” is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.”

SUPPORTING STATEMENT

“As long-term Gannett shareholders, we support compensation programs that tie pay closely to performance and that deploy company resources efficiently. In our view, tax gross-ups for senior executives—reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive’s behalf—are not consistent with these principles. In its March 2008 proxy statement Gannett reported that its top five executives would be entitled to over $20 million worth of gross-up payments in the event of a change in control in which the executive’s employment is terminated by the Company for reasons other than “cause” or is terminated by the employee for “good reason.”

“Because the amount of gross-up payments depends on a variety of external factors such as the tax rate—and not on company performance—tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups “an incredibly inefficient use of shareholders’ money.” (When Shareholders Pay the CEO’s Tax Bill, Business Week (Mar. 5, 2007))

“The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to excess golden parachute payment excise taxes, which apply in a change-of-control context. Michael Kesner of Deloitte Consulting has estimated that gross-up payments on executives’ excess golden parachute excise taxes can account for 8% of a merger’s total cost. (Gretchen Morgenson, The CEO’s Parachute Cost What?, The New York Times (Feb. 4, 2007))

“This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to the Company’s management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or to equalize taxation on employees serving in expatriate assignments, for example, which are extended to a large number of employees under similar circumstances, are much smaller and do not raise concerns about fairness and misplaced incentives.

“We urge shareholders to vote FOR this proposal.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board and the Executive Compensation Committee support compensation policies that place a heavy emphasis on pay for performance. The Committee recognizes the broad concern in today’s economic environment about excessive executive compensation. The Committee also recognizes the importance of retaining the flexibility to provide competitive programs that are essential to recruiting and retaining key executive talent.

The Company uses tax gross-ups as a discrete element of its executive compensation program pursuant to its Company-wide relocation policy and to address excise tax inequities in the event of a change in control. The purpose of using tax gross-ups as part of our relocation policy is to encourage our employees to accept promotions or reassignments without disadvantaging them from a tax standpoint. Likewise, the reason our Company—like the majority of Fortune 500 companies – provides for excise tax gross-ups in the event of a change in control is not as additional executive compensation but to equalize payments for similarly situated employees who may otherwise face disparate tax treatment.

For example, an employee who voluntarily chooses to defer some of his or her compensation in the ordinary course and not in contemplation of a change in control may be forced to pay an excise tax, while another employee at the same pay grade who did not defer any compensation might not have to pay an excise tax. Similarly, an employee who exercised stock options before a change in control may not be subject to an excise tax, while another employee with the same stock options who did not exercise them might have to pay an excise tax.

The tax gross-up provision puts the employee back in the position that he or she would have been in had there been no excise tax in the event of a change in control. Tax gross-ups also provide certainty that the employee will receive the full amount of the intended compensation approved by the Executive Compensation Committee in the event of a change in control.

In addition to a change in control or relocation, there are other circumstances where tax gross-ups are appropriate, e.g., in cases of ongoing executive travel where the employee’s presence is required in one or more locations on a regular basis. However, as reported in our Summary Compensation Table, none of our NEOs received tax gross-up payments in 2008, except in the case of executive relocation under the Company’s relocation policy applicable to management employees generally, which the shareholder proposal expressly permits.

It is critical that the Committee maintains flexibility to recruit and retain key executive talent in a competitive marketplace where this form of benefit is common. The Committee and management understand the sensitivity of this issue and, as reflected in our Summary Compensation Table, have demonstrated our commitment not to employ tax gross-ups unless warranted under the circumstances.

In light of the foregoing, your Board believes this shareholder proposal is not in the best interests of the Company or its shareholders and unanimously recommends that shareholders vote AGAINST this proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, which for the 2008 fiscal year consisted of: Craig A. Dubow (Chairman, President and CEO); Gracia C. Martore (Executive Vice President and CFO); Robert J. Dickey (President/U.S. Community Publishing); David T. Lougee (President/Gannett Broadcasting); and Christopher D. Saridakis (Senior Vice President and Chief Digital Officer).

Guiding Principles

In making compensation decisions, the Committee is guided by the following principles:

•

Fairness—We believe that compensation should be fair to both executives and shareholders, externally competitive, and designed to align closely the interests of our executives with those of our shareholders.

•	Pay for performance—We believe that compensation should place a heavy emphasis on pay for performance and that substantial portions of total compensation should be “at risk.”

•

Attract, retain and motivate—We are committed to attracting and retaining superior management talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•

Promote stock ownership—We are committed to fostering a compensation structure that aligns our executives’ interests with those of our shareholders. We expect our NEOs to increase their stock ownership until they reach a guideline amount of five times their pay grade salary range midpoint (shares acquired are valued at the market price of the stock on the date they were acquired; shares acquired before November 2008 are valued at the average market price of the stock between October 2000 and October 2008). Since most executives have substantially met their stock ownership guidelines, the Committee no longer requires 25% of an executive’s bonus to be paid in the form of Company stock.

•

Pay competitively—We are committed, as a leader in our industry, to awarding compensation that both reflects our position in the market and is in line with that paid to executives holding similar positions at peer and comparable companies.

Overview of Executive Compensation Program

The Company has designed an executive compensation program comprised of several components, as illustrated in the following table, and as more fully discussed in the pages that follow.

Program	Component	Description	Objective
Cash Compensation	Base Salary	Pay for service in executive role.	Retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	Annual Bonus	Annual cash bonus based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of individual performance goals.	Retention. To reward performance in attainment of individual and Company qualitative and quantitative performance goals.
Long-Term Incentives	Stock Options (SOs)	Long-term program consisting of SO grants with a four-year vesting period and an eight-year SO term.	To reward for increases in shareholder value and help align ownership interests of management with shareholders.
	Restricted Stock Units (RSUs)	Long-term program providing for delivery of shares of common stock upon continued employment for a full four-year vesting period.	To retain and motivate executives in a challenging business environment and to reward for increases in shareholder value.
Benefits and Perquisites		Executives participate in employee benefit plans available to most Company employees, including medical, life insurance, disability plans and receive certain other perquisites.

Employee benefit plans provide insurance protection for our executives and their families. Perquisites help minimize distractions from important initiatives, complement other compensation components, and enable the Company to attract and retain the best management talent.

Program	Component	Description	Objective
Post-Termination Pay	Supplemental Retirement Plan (SERP)

Retirement plan that allows certain executives to receive total retirement benefits in excess of those permitted under IRS limits. For many participants, SERP benefits were frozen in August 2008. Executives whose SERP benefits were not frozen accrue benefits at a rate that is one-third less than their pre-August 2008 accrual rate and do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

To provide for executive retirement benefits that cannot be provided under a tax-qualified retirement plan.
Deferred Compensation Plan (DCP)

Retirement plan that allows certain executives the opportunity to defer to future years all or part of their base salary and incentive bonus and, beginning in August 2008, to provide benefits in relation to pay while employed comparable to those available to other Company employees.

To allow certain executives to save towards retirement by deferring their own compensation and, beginning in August 2008, to provide for benefits that cannot be provided under the tax-qualified Gannett 401(k) Savings Plan (401(k) Plan) due to applicable IRS limits.

Transitional Compensation Plan

Severance pay arrangement that provides payment in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or a voluntary termination within 30 days after the first anniversary of a change in control.

To provide assurance that the Company would retain top talent and have the continued dedication of, and the availability of objective advice and counsel from, our NEOs notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of management for at least one year after a change in control.

Market Competitiveness: Peer Group and Comparable Group Analysis

Under the direction of our CEO, CFO, Senior VP/Human Resources and Vice President/Compensation and Benefits, the Company collects market data of certain corporations annually to compare NEO compensation at our Company to that of our peer group of publishing and broadcasting companies (Peer Group), and to that of companies with revenues and ratios of profit to revenue comparable to ours (Comparable Group). These members of senior management use this and similar information to provide context for their compensation recommendations to the Committee.

2008 Peer Group

A. H. Belo Corp.	Media General, Inc.
Journal Communications, Inc.	The New York Times Company
Lee Enterprises, Inc.	The E.W. Scripps Company
The McClatchy Company

2008 Comparable Group

Agilent Technologies, Inc.

AK Steel Holding Corporation

Apache Corporation

Applied Materials, Inc.

Avon Products, Inc.

Ball Corporation

Baxter International, Inc.

Becton Dickinson and Company

Bed Bath & Beyond, Inc.

Cablevision Systems Corporation

Cameron International Corporation

Campbell Soup Company

CBS, Inc.

Charter Communications, Inc.

Comcast Corporation

Cooper Industries, Inc.

The DirecTV Group, Inc.

Dover Corporation

DTE Energy Company

Fidelity National Information Solutions, Inc.

Fifth Third Bancorp

GameStop Corp.

Genworth Financial, Inc.

Harley Davidson, Inc.

Hertz Global Holdings, Inc.

Huntsman Corporation

KeyCorp

Laboratory Corporation Of America Holdings

Levi Strauss & Co.

Liberty Media Corporation

Lincoln National Corporation

The McGraw-Hill Companies, Inc.

Mellon Financial Corporation

MGM Mirage

Molson Coors Brewing Company

News Corporation

Norfolk Southern Corporation

PPL Corporation

Praxair, Inc.

Regal Entertainment Group

Reynolds American Inc.

Rohm and Haas Company

R.R. Donnelley & Sons Company

Safeco Corporation

SAIC, Inc.

Scholastic Corporation

Sonic Automotive, Inc.

Starbucks Corporation

State Street Corporation

Terex Corporation

Time Warner Inc.

Time Warner Cable Inc.

Trane Inc.

V. F. Corporation

Viacom Inc.

The Walt Disney Company

The Washington Post Company

Weatherford International, Inc.

Wm. Wrigley Jr. Company

How Amounts and Types of Compensation are Determined

In determining NEO compensation, the Committee relies on its collective judgment of each NEO’s performance in light of the challenges confronting our core business and our progress toward achieving our strategic plan, which is focused on competing successfully in digital businesses. The Committee weighs subjective and objective information regarding our NEOs, including their leadership, innovation, collaboration, management experience, performance history, complexity of position and responsibilities, term of service, competitive alternatives in the marketplace, achievement of individual performance goals, and internal pay equity. Individual performance goals include, where appropriate, revenue and operating income goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility, new products and programs in support of the Company’s strategic plan, leadership and diversity initiatives, First Amendment activities, and other significant qualitative objectives.

Base Salary

The Committee annually reviews the base salary of each NEO using a variety of factors, including:

•	the nature and responsibility of the NEO’s position, as reflected by the salary grade assigned to each NEO;

•	a comparison of NEO base salaries to ensure internal pay equity;

•	the competitiveness of the market for each NEO;

•

in the case of NEOs other than the CEO, our CEO’s recommendations based on his assessment of the achievement of each NEO’s individual performance goals during the prior year and expected future performance; and

•

in the case of the CEO, market data analyzed and organized into summary sheets comparing the elements and amounts of compensation paid by us to the median and averages among Peer Group and Comparable Group companies to provide context for CEO compensation decisions.

Mr. Dubow’s minimum annual base salary under his employment contract is $1.2 million. The Committee honored Mr. Dubow’s request to voluntarily reduce his annual base salary to $1 million beginning November 1, 2008 and continuing through 2009. Mr. Dubow has not received a salary increase since January 2006. Ms. Martore’s salary is the minimum amount payable under her employment contract and she has not received a salary increase since April 2006. The Committee also accepted Mr. Dubow’s proposal that Company and divisional officers, including all NEOs, would not receive base salary increases in 2009. The Committee agreed with management that these salary actions were appropriate in light of the challenges facing the Company’s businesses, including recessions in the U.S. and the U.K. and their impact on advertising demand, the decline generally in equity values and specifically the Company’s stock price.

Based on these factors, the Committee set 2009 base salaries for our NEOs as follows:

Mr. Dubow	$1,000,000
Ms. Martore	$700,000
Mr. Dickey	$625,000
Mr. Lougee	$550,000
Mr. Saridakis	$500,000

In January 2009, the Company announced an employee furlough program for the first quarter of 2009. Most domestic employees—including our NEOs—will be furloughed the equivalent of one work week during the quarter. During the furlough period, employees will not be paid and will not be permitted to work. Their benefits will not be interrupted. Union employees have been asked to accept furloughs in lieu of layoffs, subject to negotiation. As a result of the furloughs, the NEO base salaries reported in the table above will be reduced accordingly.

Executive Incentive Bonuses

All NEOs participate in our annual Executive Incentive Compensation Program (EICP), which offers incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s individual performance goals set at the beginning of the year. The Committee does not rely on any one particular objective, formula or financial metric in determining appropriate short-term incentives, but rather on what we consider to be value-added quantitative and qualitative goals in furtherance of our compensation principles. No NEO is guaranteed an award and, if performance is unsatisfactory, no bonus is paid under the EICP.

The financial performance measures considered by the Committee include total revenues, operating income, net income, net income from continuing operations, earnings per share, return on equity, operating cash flow, net income as a percent of sales, dividends per share, dividend payout ratio, weighted average cost of capital, debt to earnings before interest, taxes, depreciation and amortization, stock price and market value, although no one measure is given greater weight than the others. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success. The Committee also evaluated the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business. Individual performance goals include, where appropriate, revenue and operating income goals for the respective divisions and functions over which each NEO has operational or overall responsibility, new products and programs in support of the Company’s strategic plan, leadership and diversity initiatives, First Amendment activities, and other significant qualitative objectives. The Committee also considered bonus guidelines for our NEOs developed by senior management. These guideline amounts are generally divided by salary grade level and take into account, for each salary grade, the nature and responsibility of the positions at that grade, internal equity between salary grades, the guideline amounts for the preceding year, and the funds available for bonuses.

Our Company’s stock price performance in 2008 deeply disappointed all of our shareholders, the Board and management included. Each Company director saw his or her investment in Company stock fall dramatically in 2008. Each member of Company management, including each NEO, was personally and significantly impacted by the decline in our stock price. As a result of a combination of the Committee’s executive compensation policies—paying a substantial portion of NEO compensation in the form of Company stock, paying 25% of NEO bonuses in past years in the form of Company stock, and through stock ownership guidelines requiring each NEO to retain Company stock notwithstanding the decline in stock price—each NEO has a large percentage of his or her personal net worth tied to our Company’s stock price. None of the stock options our NEOs received during the last eight years currently have any value. The RSUs our NEOs received since 2005 have experienced a decline in value the Committee did not and could not anticipate when those awards were made. Each of us on the Board and in management understands, profoundly, the disappointment in our stock price performance experienced by our shareholders.

The Board recognizes, however, that much of the downward pressure on the Company’s stock price reflected the recessionary conditions in 2008 across the U.S., in the U.K., and around the globe as well as secular forces affecting our industry. President Obama and others have described current economic conditions as the worst since the Great Depression. The Dow Jones Industrial stock index declined 33.8% in 2008; the S&P 500 stock index declined 38.5%. Moreover, these recessionary pressures disproportionately impacted our Company in 2008. Our key advertising categories—automotive, employment and real estate—from which the Company derives much of its revenue and profit, declined earlier, faster and deeper than other sectors of the economy. Notwithstanding the geographical diversity of our operations, the Company’s footprint, particularly in Arizona, California, Florida and Nevada and in specific markets such as Ft. Myers, Brevard, Phoenix, Detroit and Honolulu, overlaps to a great extent with the areas of our country most impacted by the recession. The U.K. economy fell precipitously in the second half of 2008, while the value of the British Pound declined in terms of U.S. dollars. At the same time, the competition of alternative advertising outlets, particularly the continuing migration of traditional advertising dollars from print and broadcast media to the Internet, combined with the recessionary economy to put unprecedented pressure on the Company’s businesses in 2008. Based on current forecasts, 2009 is shaping up to be as difficult, if not more so, than 2008.

The Committee’s most important duty—to make short and long-term compensation decisions involving our NEOs—is particularly challenging this year in light of our Company’s stock price performance, a restructuring process that resulted in layoffs throughout the Company’s workforce, non-cash impairment charges, and the broader economic and executive compensation climate. The Committee takes its fiduciary responsibilities seriously. As stated on page 18, a critical component of our compensation philosophy is to award compensation that is fair to both shareholders and executives.

The Committee considered the following accomplishments by the Company and its management team in 2008 in reaching its NEO bonus decisions:

Financial performance:

•	Earnings per share (diluted): $3.61 (excluding restructuring costs of $.34 per share and asset impairment and other charges of $32.38 per share)

•

Operating cash flow: $1.6 billion (representing operating loss reduced by restructuring costs of $119 million and depreciation, intangible asset amortization, asset impairment and other charges included in operations)

•	Operating margin: 19.7% (determined by dividing operating loss reduced by restructuring costs of $119 million and asset impairment and other charges included in operations, by total revenues)

•	These financial results were among the best in our industry despite a very difficult economy.

•	The impairment charges taken in 2008 did not affect the Company’s cash position or its ability to conduct its business.

•

The Company successfully weathered our country’s credit crisis—we successfully funded $1.9 billion from our revolving credit facilities to pay off our outstanding commercial paper after liquidity in the commercial paper market ceased to exist; renegotiated our revolving credit facilities to provide additional financial flexibility going forward; and reduced debt to $3.8 billion while making key acquisitions and investments.

•	The Company achieved substantial expense reductions, including significant headcount reductions, the pension freeze, centralization and consolidation efforts.

•	The Company balanced its cost structure while re-positioning for growth once the economy turns around.

Transformation:

•	The Company experienced many successes on the digital front:

•	we hired Chris Saridakis as our Chief Digital Officer;

•

through our Digital Ventures group, led by Jack Williams, we increased our ownership and assumed control of CareerBuilder and ShopLocal, allowing us to fully consolidate their results into the Company’s financial statements;

•	ShopLocal is now profitable after pairing it with PointRoll;

•	we acquired, invested and/or expanded our digital businesses including Moms Like Me; Mogulus; Metromix; Ripple6; and quadrantOne.

•

In our new Digital segment, pro forma revenues were $689 million in 2008. When added with revenues from Web sites associated with our Publishing and Broadcast operations, our pro forma online revenues surpassed $1 billion.

Retention:

•	Employee performance throughout the Company generally has been excellent, notwithstanding the tremendous pressure exerted by the recessionary economy.

•	The bonus pool reduction is tiered to minimize impact on lower paid management employees.

•	The Committee wants to reward and send a positive message to key employees who are driving our transformation.

Mr. Dubow voluntarily reduced his annual base salary by 17% beginning November 1, 2008 and continuing through 2009. Mr. Dubow and Ms. Martore have not accepted salary increases since 2006. Our other NEOs have voluntarily frozen their salaries in 2009. The Committee carefully considered whether it also would be appropriate not to grant any NEO bonuses for 2008. The Committee determined, however, in light of the factors described above, that granting no bonuses for 2008 would not be appropriate given all our NEOs and other management accomplished in 2008. Instead, the Committee granted NEO bonuses for 2008 approximately 50% lower than those it approved for 2007, with actual awards varying from that guideline percentage based on its assessment of individual performance (and adjusted for a promotion in the case of Mr. Dickey and as new hires in the case of Mr. Lougee and Mr. Saridakis). The Committee also approved a 2008 bonus pool approximately 10-20% lower than the 2007 bonus pool for other management at the Company’s corporate headquarters and its operating units, with actual bonuses again varying by individual performance.

Based on the foregoing, the Committee awarded annual bonuses to our NEOs based on 2008 performance as follows. In setting bonus amounts for NEOs other than Mr. Dubow, the Committee considered Mr. Dubow’s recommendations but exercised its own discretion in making final determinations.

Mr. Dubow	$875,000
Ms. Martore	$300,000
Mr. Dickey	$270,000
Mr. Lougee	$245,000
Mr. Saridakis	$260,000

Long-Term Incentives

Our long-term incentives consist of stock options and restricted stock units. We use these awards to recognize performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with the Company’s longer-term objectives, to drive stockholder return, to foster stock ownership and to promote retention.

SO and RSU Grants

The Company grants SOs because it believes SOs reward for increases in shareholder value, thus aligning our NEOs’ interests with those of our shareholders. Because a financial gain from SOs is only possible if the price of our stock increases over time, the Company believes SO grants encourage executives to focus on behaviors and initiatives intended to lead to an increase in the price of the Company’s stock over the eight-year term of the SOs, which benefits all shareholders. The Company grants RSUs because RSUs foster stock ownership and serve to retain our executives in a challenging business environment since they generally only vest based on continued employment with the Company over a full four-year vesting period.

Timing of Awards

RSU grants to NEOs are approved at the last Committee meeting of each year, generally occurring in December. The Committee makes its determinations with respect to SO grants to NEOs in February, allowing the Committee to factor into the SO awards our final operating results for the full fiscal year. In the case of each type of grant, the Company’s practice has been for the Committee to select a grant date to occur after the Committee meeting date if management is scheduled to make an analyst presentation shortly thereafter. This practice permits the market to absorb any material information that may be presented at the analyst conference. The FAS 123R expense and other information associated with each SO grant made in February 2009 will be reported in future Proxy Statements as part of NEO compensation.

Key Terms of Awards

The exercise price of SO grants is set at fair market value on the grant date. The Company does not discount, backdate or spring-load SOs, grant SOs with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise SOs. SOs generally vest in four equal annual installments beginning on the first anniversary of the grant date and have eight-year terms. Vesting and exercise rights generally cease upon termination of employment except in the case of retirement (defined as at least 55 years of age with at least five years of service), disability or death. After retirement, disability or death, SOs continue to vest and generally will remain exercisable for the shorter of a three-year period or the original expiration date. Executives are generally entitled to receive a prorated portion of their RSU grants upon retirement, disability or death.

Factors Considered in Determining Award Sizes

In formulating a recommendation to the Committee of the aggregate amount of SOs and RSUs available for awards, our CEO, CFO, Senior VP/Human Resources and Vice President/Compensation and Benefits evaluated the Company’s financial performance relative to its 2008 budget and its performance in prior periods, and also compared that performance to that of the Peer Group and Comparable Group companies. In addition, these members of senior management considered the Company’s progress toward achieving the transformation envisioned by our strategic plan to expand the Company’s digital revenues and profits, as well as achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical work environment and diverse workforce, and maintaining the Company’s reputation as a good corporate citizen of the local, national and international communities in which it does business. These members of senior management also reviewed market data relating to SO and RSU grants made in the prior fiscal year at Peer Group and Comparable Group companies, which reflects the trend in the competitive marketplace to lower stock-based compensation expense, reduce the burn rate and dilution of outstanding shares, and conserve available shares under the Company’s 2001 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). These members of senior management also reviewed the expense associated with RSU and SO grants in December 2008 and February 2009, respectively, as compared to the expense for grants made in the same periods a year earlier. In 2008, after considering the foregoing factors, the Committee approved senior management’s recommendation for a year-over-year reduction in the value of stock-based awards in light of difficult economic conditions. Notwithstanding the reduction in award pool value, the number of shares in the award pool increased due to the year-over-year decline in the Company’s stock price valuation. The Company has reduced the annual aggregate number of SOs granted from 5.9 million in 2001 to 3 million in 2008 (including February 2009 grants).

The Committee also considered long-term incentive equity award guidelines for our NEOs developed by senior management. These guideline amounts are generally divided by salary grade level and take into account, for each salary grade, the nature and responsibility of the positions at that grade, internal equity between salary grades, the guideline amounts for the preceding year, changes in stock-based compensation expense since the preceding year, and the overall size of the long-term award pool. In addition, the guidelines address an appropriate allocation of SOs and RSUs. For fiscal 2008, the guidelines represented an increased emphasis on RSUs over SOs to promote retention and share ownership, which reflects grant trends in the competitive marketplace. The Committee may adjust the mix of long-term incentive award types in future years.

The Committee also took into consideration that all outstanding SO awards previously granted to our NEOs are significantly underwater. In addition, the Committee noted the significant decline in (i) the compensation value associated with RSU awards previously granted to our NEOs and (ii) the 25% portion of NEO bonuses paid in the form of Company stock in prior years as reflected in the following table. The table reflects that the aggregate value to our NEOs of these prior awards has declined more than 85% over the last several years (based on the closing price of the Company’s stock on the Record Date of $2.92 per share). Due to the Committee’s stock ownership guidelines, our NEOs have been required to retain ownership of these shares.

Name	RSU Value at Grant (4 Years) ($)	25% Bonus Value at Grant (6 Years) ($)	RSU Decline (4 Years) ($)	Bonus Decline (6 Years) ($)	Total Compensation Value at Grant ($)	Current Value ($)	Decline in Value
Mr. Dubow	2,607,000	1,421,250	(2,183,600)	(1,337,869)	4,028,250	506,781	87.4%
Ms. Martore	1,695,179	585,000	(1,454,425)	(552,632)	2,280,179	273,122	88.0%
Mr. Dickey	877,714	210,500	(763,250)	(198,575)	1,088,214	126,389	88.4%
Mr. Lougee	680,534	55,000	(602,278)	(50,027)	735,534	83,229	88.7%
Mr. Saridakis	630,786	0	(539,682)	0	630,786	91,104	85.6%

Based on the foregoing, the following table shows the number of RSUs granted to our NEOs in December 2008 and SOs granted in February 2009:

Executive	SOs	RSUs
Mr. Dubow	500,000	100,000
Ms. Martore	200,000	52,700
Mr. Dickey	120,000	22,300
Mr. Lougee	85,000	13,800
Mr. Saridakis	96,000	16,200

The Committee determined that these amounts, which vary from the SO and RSU guideline amounts, were appropriate given their individual performance, the performance of the divisions and operations for which they are responsible, the Company’s financial performance and the qualitative and other achievements noted in the discussion of 2008 bonus awards notwithstanding the challenges facing the Company’s businesses, including recessions in the U.S. and the U.K. and their impact on advertising demand, the decline generally in equity values and specifically its stock price. In setting actual awards for NEOs other than Mr. Dubow, the Committee considered Mr. Dubow’s recommendations but exercised its own discretion in making final determinations. In setting actual awards for Mr. Dubow, the Committee made its own findings and determinations based on similar criteria described above used for our other NEOs.

Long-Term Incentive Program (LTIP)

In February 2006, the Committee adopted a strategic long-term incentive program, or LTIP, designed to motivate our key executives over a three-year performance period ending in December 2008 to transform the Company to succeed in digital businesses while continuing to achieve success in the Company’s core businesses. As a result of the difficult economic conditions facing the Company, the Company was unable to achieve the LTIP’s goals. Therefore, LTIP participants did not receive any LTIP payouts and all previously accrued expense associated with the LTIP has been reversed. Participants received lower SO awards in February 2007 and 2008 to mitigate the then-projected cost to the Company of the LTIP awards. Participants will not receive additional SO awards to offset their lower SO awards in February 2007 and 2008 notwithstanding that they will not receive any LTIP payouts.

Additional information regarding the impact of the LTIP on reported NEO compensation for fiscal 2008 can be found in footnotes to the Summary Compensation Table and under “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table.”

Digital Long-Term Incentive Plan (DLTIP)

In December 2007, the Company hired Christopher D. Saridakis to become Senior Vice President and Chief Digital Officer. In connection with his hiring, the Committee adopted a cash-based Digital Long-Term Incentive Plan (“DLTIP”) in which Mr. Saridakis is a participant to motivate Mr. Saridakis over a four-year period to help the Company to achieve the goals of the Company’s strategic plan by guiding its transformation to compete successfully in digital businesses. Any DLTIP award earned generally will be determined after financial results for each fiscal year through 2011 are available; generally no payments in respect of any award earned will be made until 2012. See the “Other Potential Post-Employment Payments” section for a description of other vesting circumstances. The amount of any DLTIP award will depend on the Company’s success in attaining the following two performance goals.

•	A target range, both annual and cumulative over the four-year performance period, of “Digital Revenue” defined to include the revenue of certain Gannett digital and Internet businesses.

•	An annual target range of “EBITDA Margin” defined as earnings before interest, taxes, depreciation and amortization derived from Digital Revenue, divided by Digital Revenue.

The Committee adopted the Digital Revenue and EBITDA Margin goals to motivate Mr. Saridakis to increase the Company’s digital revenues and profits. The DLTIP is divided into two components. Part A consists of four annual performance periods, each with separate performance ranges for Digital Revenue and EBITDA Margin. Each year may result in an amount which would be counted toward any DLTIP award payable at the end of the four-year performance period. The threshold, target and maximum awards for each annual performance period in Part A are $150,000, $500,000 and $1 million, respectively. Part B consists of one four-year performance period with any payouts based on achievement of specified levels of cumulative Digital Revenue and EBITDA Margin. The threshold, target and maximum awards for the four-year performance period in Part B are $600,000, $2 million and $4 million, respectively.

Due to their strategic significance, the Company believes that disclosing the actual numerical target ranges for each DLTIP performance goal would result in competitive harm. The Company did not achieve the threshold DLTIP performance goals for 2008, so no DLTIP award was earned for that year. The Company believes that achievement of the DLTIP performance goals over the next three years will require significant effort and substantial progress toward the goals of the Company’s strategic plan in light of the current business environment. If the Company does not achieve the threshold performance level for either DLTIP performance goal, then Mr. Saridakis will not receive any DLTIP payout.

Any DLTIP award generally would vest on the expiration of the 2008-2011 performance period only if the recipient continues to be employed by the Company through the performance period.

Benefits and Perquisites

The Company’s NEOs are provided a limited number of perquisites (described in footnote 6 to the Summary Compensation Table), the primary purpose of which is to minimize distractions from the executives’ attention to important Company initiatives. The personal benefits and perquisites the Company provides to our NEOs are substantially the same as those offered to other senior executives, with the exception of certain perquisites that will be provided to Mr. Dubow after his retirement under the terms of his employment contract. For additional information about these post-retirement benefits, see the perquisites discussion under the “Other Potential Post-Employment Payments” section.

Post-Termination Pay

The Company sponsors a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (GRP), and a nonqualified retirement plan, the Supplemental Retirement Plan (SERP). The Company also offers a tax-qualified defined contribution plan, the Gannett 401(k) Savings Plan (401(k) Plan), as well as a tax-advantaged Deferred Compensation Plan (DCP) and a Transitional Compensation Plan, which together with the GRP and SERP, assist the Company in recruiting and retaining employees and in providing management stability and long-term commitment.

On August 1, 2008, as part of a comprehensive evaluation of its retirement program, the Company made significant changes to the GRP, SERP, 401(k) Plan and DCP. As discussed in greater detail below, on August 1, 2008, the following changes became effective:

•	The benefits for almost all participants in the GRP and SERP were frozen.

•

Participants whose benefits were frozen under the GRP and, if applicable, the SERP commenced receiving higher matching contributions under the 401(k) Plan. The Company also began making additional employer contributions to the 401(k) Plan and DCP on behalf of certain employees.

•

Certain employees, including Mr. Dubow, Ms. Martore and Mr. Dickey, continued to accrue benefits under the SERP after August 1, 2008, but at a rate that is one-third less than the pre-August 1, 2008 rate. These employees do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

Gannett Retirement Plan (GRP)

The GRP provides retirement income to the majority of the Company’s employees based in the United States. The plan provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of employment, referred to as final average earnings, or FAE. Compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the DCP.

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 GRP provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 GRP provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 GRP provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

The GRP benefit for each of our NEOs is calculated under the post-1997 GRP provisions. However, as noted below, Mr. Dubow’s, Ms. Martore’s and Mr. Dickey’s SERP benefits are calculated under the pre-1998 GRP provisions. Each of the NEOs is fully vested in his or her GRP benefit as of December 31, 2008.

On August 1, 2008, the Gannett Retirement Plan was frozen such that most participants, including each of the NEOs, ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Supplemental Executive Retirement Plan (SERP)

The SERP is a nonqualified retirement plan maintained to attract and retain a highly-motivated executive workforce by providing eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans as well as imposes limits on the amount of benefits which can be paid. For some participants, including Mr. Dubow, Ms. Martore and Mr. Dickey, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 GRP formula and the amount they will receive from the GRP under the post-1997 formula. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 GRP formula will continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. NEOs affected by this change are Mr. Dubow, Ms. Martore and Mr. Dickey. Ms. Martore is currently eligible for early retirement under the pre-1998 GRP formula that applies to her under the SERP; Mr. Dubow and Mr. Dickey are not.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 GRP formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index. The NEOs affected by this change are Mr. Lougee and Mr. Saridakis.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. As of December 31, 2008, Mr. Dubow and Ms. Martore are fully vested in their SERP benefits, Mr. Saridakis and Mr. Lougee are not vested in their SERP benefits, and Mr. Dickey is partially vested in his SERP benefit.

Gannett 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States can participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, participants whose benefits are frozen under the GRP and, if applicable, the SERP commenced receiving higher matching contributions under the 401(k) Plan. Under the new formula, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. The Company also commenced making additional employer contributions to the 401(k) Plan on behalf of certain employees. For purposes of the 401(k) Plan, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans.

Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds selected by the Committee. The investment options available to our NEOs under the DCP are generally the same as those available to all employee-participants under the 401(k) Plan.

Effective August 1, 2008, the DCP was amended to provide for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer matching contribution under the DCP. Mr. Lougee and Mr. Saridakis will be credited with Company contributions to the DCP based on their compensation in excess of the Internal Revenue Code compensation limit, and Mr. Lougee and Mr. Saridakis are vested in their right to receive such benefits. Executives who continue to accrue reduced benefits under the SERP after August 1, 2008, including Mr. Dubow, Ms. Martore and Mr. Dickey, do not receive Company contributions under the DCP.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination. The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

Transitional Compensation Plan

The Transitional Compensation Plan provides severance pay upon a change in control of the Company for all NEOs. The plan provides payments in the event of an involuntary termination without “cause,” a voluntary termination for “good reason,” or a voluntary termination within 30 days after the first anniversary of the change in control.

The Transitional Compensation Plan assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, our NEOs notwithstanding the possibility, threat or occurrence of a change in control and promotes retention and continuity of management for at least one year after a change in control. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common. See “Change in Control” under “Other Potential-Post Employment Payments.”

Recoupment

The Company includes a “claw back” provision in its SO awards requiring repayment of all profit realized during the twelve-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated. The claw back applies if the restatement occurred because of the grantee’s misconduct or the grantee is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s CEO and three other most highly compensated executive officers other than the CFO for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. In February 2008, the Committee established a limit on NEO annual bonuses based on a percentage of the Company’s net income from continuing operations for the purpose of preserving their deductibility under Section 162(m). The Committee reserved the right to award non-deductible compensation under appropriate circumstances. Due to restructuring charges and asset impairment and other charges, the Company did not have net income from continuing operations in 2008. Excluding restructuring charges and asset impairment and other charges, however, the Company had operating cash flow of $1.6 billion, $825 million of income from continuing operations, and earnings of $3.61 per share. The Committee believes these financial results provide a more appropriate benchmark than net income from continuing operations for purposes of determining NEO bonuses in 2008. In light of these financial results, the Committee determined that the 2008 NEO bonuses reported in the Summary Compensation Table were appropriate for the reasons described in the Executive Bonuses discussion section on page 22. For 2008, approximately $1,141,820 of the compensation paid to Mr. Dubow and $321,137 to Mr. Dickey was not deductible under Section 162(m). The Committee intends to structure performance-based compensation, including SOs and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. However, the Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2008 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Duncan M. McFarland, Chair

Arthur H. Harper

Marjorie Magner

Karen Hastie Williams

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Craig A. Dubow (Chairman, President and CEO)	2008 2007 2006	1,166,667 1,200,000 1,200,000	875,000 1,750,000 1,750,000	132,000 1,067,980 538,866	817,800 3,351,000 402,529	0 57,101 4,119,446	144,002 140,629 159,603	3,135,469 7,566,710 8,170,444

Gracia C. Martore (Executive Vice President and CFO)	2008 2007 2006	700,000 700,000 656,250	300,000 600,000 600,000	69,564 871,016 285,916	215,760 703,710 979,471	0 73,781 1,965,776	93,672 98,478 108,020	1,378,996 3,046,985 4,595,433

Robert J. Dickey (President/USCP)	2008	588,000	360,000	158,217	202,552	259,261	411,888	1,979,918

David T. Lougee (President/Broadcast)	2008	550,000	245,000	136,848	45,728	42,754	80,639	1,100,969

Christopher D. Saridakis (Senior Vice President and CDO)	2008	500,000	260,000	100,330	131,342	4,312	75,985	1,071,969

(1)	Mr. Dubow voluntarily reduced his annual base salary from the $1.2 million minimum provided in his employment contract to $1 million beginning November 1, 2008 and continuing through 2009. The Committee also accepted Mr. Dubow’s proposal that no other NEO will receive a base salary increase in 2009. Mr. Dickey’s salary reflects his promotion to President/U.S. Community Publishing Division (USCP) effective March 3, 2008.

(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined. The amount reported in this column for Mr. Dickey includes a $90,000 relocation bonus in connection with his promotion to President/USCP.

(3)	Amounts shown in this column are based on the accounting expense recognized by the Company in fiscal years 2006-2008 related to (a) RSU awards made in fiscal years 2006-2008 and in prior periods and (b) LTIP performance share awards made in 2006. The assumptions used to calculate the accounting expense for these awards, exclusive of any estimates of forfeitures relating to service-based vesting, are set forth in footnote 11 to the Company’s 2008 audited financial statements. For 2007, the Company did not achieve an interim goal under the LTIP and it determined it was no longer probable it would achieve one of the LTIP strategic goals. Therefore, the 2006 accounting expense for LTIP performance shares related to this strategic goal was reversed in 2007. For Mr. Dubow and Ms. Martore, a credit, or negative compensation amount, is reflected in the 2007 compensation line of the 2008 Summary Compensation Table equal to the amount of compensation reflected for LTIP performance shares in the 2006 Summary Compensation Table.

(4)	Amounts shown in this column are based on the accounting expense recognized by the Company in fiscal years 2006-2008 related to SO awards made in each applicable year and in prior periods. There can be no assurance that the SOs will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123R value. The assumptions used to calculate the accounting expense for these awards, exclusive of any estimates of forfeitures relating to service-based vesting, are set forth in footnote 11 to the Company’s 2008 audited financial statements.

(5)	The entire amount shown in this column is related to the aggregate increase, if any, in the applicable fiscal year in the accumulated benefit liability relating to the NEO under the GRP and the SERP. By SEC rule, the 2008 amounts shown for Mr. Dubow and Ms. Martore do not reflect the year over year decrease in the aggregate value of their pensions of $595,237 and $232,528, respectively. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of turnover prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values.

(6)	All Other Compensation for fiscal year 2008 includes (i) annual life insurance premiums paid by the Company for Mr. Dubow in the amount of $50,100 and for Ms. Martore in the amount of $22,840; and (ii) Company contributions into participant DCP accounts for Mr. Lougee in the amount of $11,459 and for Mr. Saridakis in the amount of $10,417 (for an explanation of these payments, see discussion of Post-Termination Pay on page 29). This column also includes the incremental cost to the Company of perquisites, including: (i) premiums paid by the Company for supplemental medical coverage, (ii) home security system allowance (beginning in 2008, the Company no longer provided its senior executives (other than Mr. Dubow) with any allowance for home security systems; beginning in 2009, the Company will no longer provide this allowance to Mr. Dubow), (iii) Company-provided automobile, (iv) club membership fee allowance (beginning in 2008, the Company no longer provided its senior executives with any allowance for club membership fees), (v) occasional personal use of Company aircraft, (vi) Company-provided lunch during working hours, as needed, (vii) legal and financial services, (viii) payment to Mr. Dickey in the amount of $245,000 to reimburse him for a loss incurred as a result of the sale of his former residence in connection with his relocation to the Company’s headquarters following his promotion to division president, and a tax gross-up payment of $116,357 to Mr. Dickey in respect of that relocation benefit, each as provided under the Company’s relocation policy applicable to management employees generally, (ix) Gannett Foundation grants to eligible charities recommended by each NEO of up to $20,000 annually (beginning in 2009, the limit for Gannett Foundation grants to eligible charities recommended by each NEO has been reduced to $15,000 annually), and (x) premiums paid by the Company for travel accident insurance, which for Mr. Dubow amounted to $30,380 in 2008. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Committee Meeting Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Mr. Dubow	2/27/08	2/26/08		235,000	31.75	817,800
	2/26/08	2/26/08	13,545			437,504
	12/12/08	12/9/08	100,000			132,000

Ms. Martore	2/27/08	2/26/08		62,000	31.75	215,760
	2/27/08	2/26/08	4,741			150,000
	12/12/08	12/9/08	52,700			69,564

Mr. Dickey	2/27/08	2/26/08		20,000	31.75	69,600
	2/26/08	2/26/08	1,858			60,013
	3/3/08	2/26/08		18,000	29.98	55,980
	3/3/08	2/26/08	7,000			159,110
	12/12/08	12/9/08	22,300			29,436

Mr. Lougee	2/27/08	2/26/08		25,000	31.75	87,000
	2/26/08	2/26/08	1,703			55,007
	12/12/08	12/9/08	13,800			18,216

Mr. Saridakis(6)	1/14/08	12/4/07		150,000	33.92	534,000
	1/14/08	12/4/07	15,000			401,700
	12/12/08	12/9/08	16,200			21,384

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.

(2)	The stock awards made in February 2008 represent the stock portion of the 2007 annual incentive bonus, which was previously reported in the Company’s 2008 Proxy Statement. These awards were fully vested on the grant date, but were not permitted to be sold for six months after the acquisition date. The remaining RSU grants reported in this column generally vest in full on the fourth anniversary of the grant date, at which time each officer will receive an equivalent number of shares of Company stock. If an individual retires before the fourth anniversary of the grant date, the shares underlying the award generally are issued on a pro rata basis.

(3)	The SOs reported in this column as granted in February 2008 generally vest in four equal annual installments beginning on February 27, 2009 and will expire on February 26, 2016. The SOs granted to Mr. Dickey in March 2008 and to Mr. Saridakis in January 2008 vest in four equal annual installments beginning on December 7, 2008 and will expire on December 7, 2015.

(4)	These SOs have an exercise price equal to the closing price of the Company’s stock on the grant date.

(5)	The full grant date fair value was computed in accordance with FAS 123R based on the assumptions set forth in footnote 11 to the Company’s 2008 audited financial statements, except for the February 2008 stock awards which are valued based on the executive’s bonus for 2007 and settled in stock. There can be no assurance that the FAS 123R amounts shown in the table will ever be realized by an executive officer.

(6)	Mr. Saridakis also participates in the Digital Long-Term Incentive Plan (DLTIP). Estimated future DLTIP payouts are reported in the following table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Committee Meeting Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (4)
Mr. Saridakis	1/14/08	12/4/07	1,050,000	3,500,000	7,000,000

(1)	Mr. Saridakis participates in the Digital Long-Term Incentive Plan (DLTIP) described on page 28. The Company did not achieve the minimum level performance for 2008 under the DLTIP. Accordingly, amounts shown in this table reflect no payout of the 2008 “Part A” performance award.

(2)	The threshold amount reflected in the table assumes that the Company’s performance will meet the minimum performance level for both DLTIP performance goals during each annual performance period from 2009 – 2011 and for the full four-year performance period. If the Company does not achieve the minimum performance level for either DLTIP performance goal during any performance period, then Mr. Saridakis will not receive any DLTIP payout.

(3)	The target amount reflected in the table assumes that the Company’s performance will meet the target performance level for both DLTIP performance goals during each annual performance period from 2009 – 2011 and for the full four-year performance period.

(4)	The maximum amount reflected in the table assumes that the Company’s performance will meet the maximum performance level for both DLTIP performance goals during each annual performance period from 2009 – 2011 and for the full four-year performance period.

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS TABLE

Mr. Dubow

In February 2007, the Company entered into a new employment contract with Mr. Dubow. The contract provides for a rolling three-year term until such time as either Mr. Dubow or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During his employment, Mr. Dubow is entitled to receive an annual base salary of $1.2 million or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. (Mr. Dubow has voluntarily reduced his annual base salary to $1 million beginning November 1, 2008 and continuing through 2009.) All SOs and RSUs granted to Mr. Dubow on or after July 15, 2005 will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such acceleration will remain exercisable for the lesser of the remaining term or four years. Also, upon termination of employment prior to his 58th birthday, other than by the Company for “cause,” by Mr. Dubow without “good reason,” as a result of death or by reason of Mr. Dubow failing to renew his term of employment, Mr. Dubow’s SERP benefit would reflect service credit as if he had remained employed through his 58th birthday and compensation during the additional service period shall be assumed equal to his annual base salary at the time of termination plus the greater of (1) his most recent incentive bonus or (2) the average of his three most recent incentive bonuses. See also the “Other Potential Post-Employment Payments” section for more information about post-employment benefits.

Ms. Martore

In February 2007, the Company entered into a new employment contract with Ms. Martore. The contract provides for a rolling three-year term until such time as either Ms. Martore or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During her employment, Ms. Martore will receive an annual base salary of $700,000 or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. All SOs and RSUs granted to Ms. Martore on or after February 25, 2005 will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such acceleration will remain exercisable for the lesser of the remaining term or three years. Also, upon termination of employment prior to her 60th birthday, other than by the Company for “cause,” by Ms. Martore without “good reason,” as a result of death or by reason of Ms. Martore failing to renew her term of employment, Ms. Martore’s SERP benefit would reflect service credit as if she had remained employed through her 60th birthday and compensation during the additional service period shall be assumed equal to her annual base salary at the time of termination plus the greater of (1) her most recent incentive bonus or (2) the average of her three most recent incentive bonuses. See also the “Other Potential Post-Employment Payments” section for more information about post-employment benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Dubow	24,000			74.50	12/7/2009
	3,375			56.25	7/24/2010
	9,250			54.31	12/5/2010
	70,000			69.35	12/2/2011
	80,000			70.21	12/3/2012
	77,000			87.33	12/12/2013
	69,000			80.90	12/10/2012
	225,000			71.94	12/10/2012
	150,000	50,000	(1)	60.29	12/9/2013
	75,000	225,000	(2)	61.26	2/27/2015
		235,000	(3)	31.75	2/26/2016
						10,000	(4)	80,000
						35,000	(5)	280,000
						100,000	(6)	800,000

Ms. Martore	13,000			74.50	12/7/2009
	1,750			56.25	7/24/2010
	3,500			54.31	12/5/2010
	40,000			69.35	12/2/2011
	48,000			70.21	12/3/2012
	10,000			75.30	12/3/2012
	60,000			87.33	12/12/2013
	56,000			80.90	12/10/2012
	38,250	12,750	(1)	60.29	12/9/2013
	26,250	8,750	(1)	55.99	12/9/2013
	15,750	47,250	(2)	61.26	2/27/2015
		62,000	(3)	31.75	2/26/2016
						3,750	(7)	30,000
						6,000	(4)	48,000
						20,000	(5)	160,000
						52,700	(6)	421,600

Mr. Dickey	9,000			74.50	12/7/2009
	4,700			56.25	7/24/2010
	8,000			54.31	12/5/2010
	1,100			69.35	12/04/2011
	12,500			69.35	12/02/2011
	14,500			70.21	12/03/2012
	13,000			87.33	12/12/2013
	11,000			80.90	12/10/2012
	7,500			63.86	12/10/2012
	24,750	8,250	(1)	60.29	12/09/2013
	5,000	15,000	(2)	61.26	2/27/2015

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		20,000	(3)	31.75	2/26/2016
	4,500	13,500	(8)	29.98	12/7/2015
						1,100	(7)	8,800
						4,000	(9)	32,000
						1,200	(4)	9,600
						3,600	(5)	28,800
						7,000	(5)	56,000
						22,300	(6)	178,400

Mr. Lougee	6,000	6,000	(2)	48.14	12/8/2014
		25,000	(3)	31.75	2/26/2016
						9,000	(4)	72,000
						4,000	(5)	32,000
						13,800	(6)	110,400

Mr. Saridakis	37,500	112,500	(8)	33.92	12/7/2015
						15,000	(5)	120,000
						16,200	(6)	129,600

(1)	The unvested portion of these SOs will vest on December 9, 2009.

(2)	The unvested portion of these SOs will vest in three equal annual installments beginning February 28, 2009.

(3)	The unvested portion of these SOs will vest in four equal annual installments beginning February 27, 2009.

(4)	These RSUs will vest on December 8, 2010. The value of these RSUs is based on the product of the number of RSUs multiplied by $8.00, the closing price of a share of Company stock on December 31, 2008. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(5)	These RSUs will vest on December 7, 2011. The value of these RSUs is based on the product of the number of RSUs multiplied by $8.00, the closing price of a share of Company stock on December 31, 2008. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(6)	These RSUs will vest on December 12, 2012. The value of these RSUs is based on the product of the number of RSUs multiplied by $8.00, the closing price of a share of Company stock on December 31, 2008. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(7)	These RSUs will vest on December 9, 2009. The value of these RSUs is based on the product of the number of RSUs multiplied by $8.00, the closing price of a share of Company stock on December 31, 2008. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(8)	The unvested portion of these SOs will vest in three equal installments beginning December 7, 2009.

(9)	These RSUs will vest on October 23, 2010. The value of these RSUs is based on the product of the number of RSUs multiplied by $8.00, the closing price of a share of Company stock on December 31, 2008. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

PENSION BENEFITS

The table below shows the actuarial present value as of December 28, 2008 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the Gannett Retirement Plan, or GRP, and the Supplemental Retirement Plan, or SERP, in each case, determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The assumed retirement age reflected below is age 65 for Dubow, Martore and Dickey and age 55 for Lougee and Saridakis under the SERP but is immediate with respect to the GRP for all NEOs. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the GRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Amounts shown in the table below give effect to additional service credit for each of Mr. Dubow and Ms. Martore, as provided under their employment contracts. If the additional service period extends service beyond the executive’s actual termination date, compensation during the additional service period is assumed equal to the executive’s annual base salary plus the greater of (1) the executive’s most recent incentive bonus or (2) the average of the executive’s three most recent incentive bonuses. However, if the executive’s employment were terminated by the Company for “cause,” by the executive without “good reason,” as a result of death, or by reason of the executive failing to extend the employment contract, their respective actual periods of credited service under the SERP and present value of accumulated benefits under the SERP would be reduced to 27.08 years and $5,345,174 in the case of Mr. Dubow; and 23.67 years and $2,623,686 in the case of Ms. Martore.

Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Dubow	GRP SERP	26.67 30.92	413,283 7,274,106	0 0

Ms. Martore	GRP SERP	23.25 26.42	504,429 3,394,873	0 0

Mr. Dickey	GRP SERP	18.75 19.17	268,874 748,223	0 0

Mr. Lougee	GRP SERP	6.58 6.58	68,624 53,732	0 0

Mr. Saridakis	GRP SERP	0.58 0.58	2,220 2,092	0 0

NON-QUALIFIED DEFERRED COMPENSATION

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate earnings (losses) in Last FY ($)	Aggregate withdrawals/ distributions in Last FY ($)	Aggregate balance at Last FYE($)
Mr. Dubow	0		0		(968,048)	0	250,300	(3)

Ms. Martore	150,000	(1)	0		(755,875)	40,468	1,829,537	(3)

Mr. Dickey	0		0		0	0	0

Mr. Lougee	0		11,459	(2)	0	0	11,459	(2)

Mr. Saridakis	0		10,417	(2)	0	0	10,417	(2)

(1)	This amount represents the deferral of 25% of Ms. Martore’s annual incentive bonus for 2007, which was deemed invested in the Gannett stock fund of the DCP.

(2)	The Company makes contributions to the DCP in the form of Company stock on behalf of Mr. Saridakis and Mr. Lougee each in an amount equal to 5% on their compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Company contributions are distributed in cash. The amounts shown in this column reflect Company contributions made in February 2009 for services provided after August 1, 2008, the effective date of the DCP amendment described on page 31.

(3)	For Mr. Dubow, the amount shown in this column includes $437,500 (less losses) previously reported as an annual incentive bonus for 2006 in the Company’s 2007 Summary Compensation Table. For Ms. Martore, the amount shown in this column includes $300,000 (less losses) previously reported as annual incentive bonuses for 2006 and 2007 in the Company’s 2007 and 2008 Summary Compensation Tables.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive. The discussion below describes the varying amounts payable to each NEO in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 28, 2008. In presenting this disclosure, we describe amounts earned through December 28, 2008 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would be paid out to the executives upon their termination. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code.

Retirement/Voluntary Termination

In the case of a NEO’s retirement or voluntary termination, the Company would provide the executive with post-retirement or post-termination benefits that currently include the following:

•

Pension.    The vested portions of the executive’s GRP and SERP benefits are payable at the date of termination, in the case of the GRP, and at the later of the termination date or the date the executive reaches age 55, in the case of the SERP. Further, in the case of retirement or voluntary termination, Mr. Dubow and Ms. Martore would not receive the additional service credits under the SERP provided for in their employment contracts.

•

RSUs and SOs.    Executives who retire or voluntarily terminate after attaining age 55 and completing five years of service are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. The SOs of executives who retire or voluntarily terminate after attaining age 55 and completing five years of service continue to vest and generally remain exercisable for the lesser of the remaining term or three years. The employment contracts with Mr. Dubow and Ms. Martore provide that, upon these executives’ termination of employment other than for “good cause” (as defined below under “Other Potential Post-Termination Payments to Mr. Dubow and Ms. Martore under their Employment Contracts and to Mr. Saridakis under his Termination Benefits Agreement”), all SOs and RSUs granted to them after July 15, 2005, in the case of Mr. Dubow, and February 25, 2005, in the case of Ms. Martore, would become fully vested on the date of termination and, in the case of SOs, would remain exercisable for the lesser of the remaining term of the SOs or four years, in the case of Mr. Dubow, or three years, in the case of Ms. Martore. Executives who voluntarily terminate before attaining age 55 and completing five years of service forfeit all unvested RSUs and SOs.

Potential Payment Obligation Upon Retirement/Voluntary Termination

	Mr. Dubow ($)		Ms. Martore ($)	Mr. Dickey ($)	Mr. Lougee ($)	Mr. Saridakis ($)
Pension	6,439,524		3,996,857	359,454	68,624	2,220
Stock Options	0		0	0	0	0
Restricted Stock Units	1,099,100		624,971	0	0	0
TOTAL(1)	7,538,624	(2)	4,621,828	359,454	68,624	2,220

(1)

Mr. Dubow and Ms. Martore own universal life insurance policies each with a face amount equal to 100% of the sum of two times salary and last bonus plus $300,000 for Mr. Dubow and $200,000 for Ms. Martore. The face amount of Mr. Dubow’s and Ms. Martore’s policies will reduce 10% each year upon retirement, to a minimum of $350,000. The Company will pay the policy premium in full by the time the executive reaches age 65. Until the policy premiums are paid in full, the expected annual cost to the Company of these premiums ranges from $25,000—$50,000 per executive per year but are subject to variance pursuant to customary insurance underwriting procedures. Mr. Dickey, Mr. Lougee and Mr. Saridakis currently have life insurance coverage under the Company’s group policy equal to one times salary and last bonus. All NEOs receive the following post-retirement perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) the right to purchase the Company-owned car provided to the executive at the time of termination at fair market value, (iii) supplemental medical insurance coverage for the executive and his or her family with a maximum annual benefit of $25,000 per executive family; and (iv) generally permitted to recommend Foundation grants to eligible charities up to $15,000 annually for a period of five years after retirement. As of December 28, 2008, Mr. Dickey, Mr. Lougee and Mr. Saridakis have not satisfied the age and service requirements to receive these benefits, and Mr. Dubow and Ms. Martore have the right to receive these benefits under their employment agreements. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would have been $47,000 for each NEO who is eligible to receive them. Thereafter, we estimate the expected annual incremental cost to the Company would be $22,500 for each NEO who is eligible to receive them. Except as otherwise provided with respect to Mr. Dubow, the Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time-to-time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated current and former executives.

(2)	In addition to the benefits described in footnote 1 to this table, Mr. Dubow would receive the following additional perquisites under his employment contract following his voluntary termination or retirement: a Medicare supplement and reimbursement for the cost of Medicare Part B coverage, beginning at age 65 and continuing for life; legal and financial counseling services on the same basis as available to an active executive at the time his employment terminates, for three years after his employment terminates, at an estimated incremental cost to the Company of $25,000 annually; use of Company aircraft for three years after his employment terminates, at times not inconveniencing the Company, the cost of which would be reimbursed by Mr. Dubow at the Company’s then-effective incremental hourly rate; ownership of existing home office equipment would be transferred to Mr. Dubow; home computer assistance, for three years after his employment terminates; use of an office, secretarial assistance and access to Company facilities at no charge for three years after his employment terminates; and access, for three years after his employment terminates, to one country club selected by Mr. Dubow of which the Company is a member at the time of his retirement and to which Mr. Dubow had access during the time of his employment, the cost of which would be reimbursed by Mr. Dubow. These post-retirement perquisites would terminate in the event that Mr. Dubow provides competitive services to a competitor of the Company, as described in his employment contract. We estimate annual incremental costs to the Company associated with these perquisites of $47,000.

Death

If the employment of a NEO is terminated as a result of the executive’s death, then each executive’s estate would be entitled to the following benefits:

•

Pension.    The spouse of an executive whose employment is terminated as a result of death would be entitled to receive the vested portions of the executive’s GRP and SERP benefits. The GRP benefit would be payable at the same time and have the same value as described in the Retirement/Voluntary Termination disclosure section. The executive’s vested benefit under the SERP would be payable to an eligible spouse at the later of the date of death or the date the executive would have attained age 55.

•

RSUs and SOs.    The executive’s estate generally would be entitled to receive a prorated portion of the executive’s RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable by the executive’s estate for the lesser of the remaining term or three years.

•

Life insurance.    The executive’s estate would receive a benefit under the policy maintained by the Company and owned by the executive equal to two times salary and last bonus of such executive plus $300,000 for Mr. Dubow, plus $200,000 for Ms. Martore, and one times salary and last bonus for the other NEOs.

Potential Payment Obligation Upon Death

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Dickey ($)	Mr. Lougee ($)	Mr. Saridakis ($)
Pension	6,439,524		3,996,857		359,454	68,624	2,220
Stock Options	0	(1)	0	(1)	0	0	0
Restricted Stock Units	1,099,100	(1)	624,971	(1)	30,889	41,690	2,843
Life Insurance	6,200,000		2,800,000		895,000	795,000	760,000
Additional Death Benefit	5,900,000	(2)	2,600,000	(2)	—	—	—
TOTAL(3)	19,638,624		10,021,828		1,285,343	905,314	765,063	(4)

(1)	Pursuant to their employment contracts, upon a termination of employment as a result of death, the estates of Mr. Dubow and Ms. Martore would be entitled to the same value of accelerated vesting of SOs and RSUs as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to their employment contracts, upon a termination of employment as a result of death, the estates of Mr. Dubow and Ms. Martore would be entitled to a lump sum cash payment within 30 days after death in an amount equal to two times the sum of (a) the executive’s base salary as of the date of death and (b) the greater of (i) the amount of the executive’s annual bonus earned with respect to the year ended prior to the year of death, or (ii) the average of the executive’s three most recent annual bonuses as of the date of death.

(3)	The Company would continue to provide supplemental medical insurance coverage for the executive’s eligible dependents up to an annual maximum of $12,500 per year, in addition to the regular post-retirement medical insurance coverage available to the NEOs on the same terms as provided to Company retirees generally, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of $7,500 for each of the NEOs.

(4)	Pursuant to his termination benefit agreement, upon a termination of employment as a result of death, Mr. Saridakis’s estate would be entitled to a DLTIP payout consisting of amounts earned for all completed annual performance periods. No DLTIP amount has been included in the table above since the DLTIP performance goals for 2008 were not met.

Disability

If the employment of a NEO is terminated upon the executive’s disability, then the executive would be entitled to the following post-termination benefits:

•

Pension.    Executives terminated due to disability are entitled to receive the vested portions of their GRP and SERP benefits. The payment under the Company’s SERP of the executive’s vested benefit would be made upon termination of employment, but not prior to age 55. For purposes of calculating the SERP benefits, executives may continue to accrue benefits for a period of up to 29 months while they are disabled, whereupon they will be treated as having terminated employment. During the period of disability, pay is assumed equal to the base pay in effect at the date of disability. Further, in the case of termination for reason of disability, Mr. Dubow and Ms. Martore would not receive the additional service credits under the SERP provided for in their employment contracts. The values of the benefits shown in the table below are based on the following assumptions: (1) the executive became disabled on December 28, 2008, and (2) the executive remained disabled and unable to perform his or her duties for the 29-month period following the date of disability. All other assumptions are the same as those used in presenting the Pension Benefits Table.

•

RSUs and SOs.    Executives are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable for the lesser of the remaining term or three years.

Potential Payment Obligation Upon Disability

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Dickey ($)	Mr. Lougee ($)	Mr. Saridakis ($)
Pension	9,552,732		4,637,484		359,454	68,624	2,220
Stock Options	0	(1)	0	(1)	0	0	0
Restricted Stock Units	1,099,100	(1)	624,971	(1)	30,889	41,690	2,843
Additional Disability Benefits	5,900,000	(2)	2,600,000	(2)	—	—	—
TOTAL(3)	16,551,832		7,862,455		390,343	110,314	5,063	(4)

(1)	Pursuant to their employment contracts, SOs and RSUs granted to Mr. Dubow and Ms. Martore would vest in the same manner as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to their employment contracts, Mr. Dubow and Ms. Martore would be entitled to receive disability income as well as lump sum payments equivalent in amount to those payable to their respective estates as described in footnote 2 to the Potential Payment Obligation Upon Death disclosure section.

(3)	Each NEO would receive life and medical insurance and post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(4)	Pursuant to his termination benefit agreement, upon a termination of employment as a result of permanent disability, Mr. Saridakis would be entitled to a DLTIP payout consisting of amounts earned for all completed annual performance periods. No DLTIP amount has been included in the table above since the DLTIP performance goals for 2008 were not met.

Change in Control

The Company has a Transitional Compensation Plan, or Transitional Plan, to assure the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of management for at least one year after a change in control. The Board believes it imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

With those goals in mind, the Transitional Plan provides that participants, including the NEOs, would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason,” or (2) within a 30-day window period after the first anniversary of the change in control, the executive terminates his or her employment voluntarily.

Following is a summary of several key terms of the Transitional Plan:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our stockholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the Transitional Plan; or (5) any purported termination of the executive’s employment other than in accordance with the Transitional Plan. Any good faith determination of “good reason” made by the executive shall be conclusive.

•

“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33, provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 28, 2008, the severance period for Mr. Dubow, Ms. Martore, Mr. Dickey, Mr. Lougee and Mr. Saridakis is 36, 36, 36, 24 and 24 months, respectively.

A NEO entitled to compensation under the Transitional Plan would receive:

•

Pension.    In addition to their vested GRP benefits, upon their termination of employment, Transitional Plan participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher.

•

Cash severance payment.    Upon a Transitional Plan participant’s termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid salary through date of termination at the higher of the salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, Transitional Plan participants are paid a lump sum amount equal to the participant’s severance period divided by twelve times the sum of (1) the executive’s highest salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control, and (2) the greater of (a) the highest bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest bonus earned with respect to any fiscal year during the period between the change in control and the date of termination.

•

Excise Tax Gross-Ups.    Transitional Plan participants would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for Transitional Plan participants.

•

Retiree Medical and Life Insurance Credit.    For purposes of determining a Transitional Plan participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period.

In addition to the benefits afforded under the Transitional Plan, our NEOs would receive other benefits under the SERP, DCP and the Omnibus Plan upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

•	Omnibus Plan. All SOs and RSUs vest in full upon a change in control, and RSUs are paid shortly after the change in control.

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control. Benefits would be automatically delayed or modified if such delays or modifications are necessary to comply with the rules governing deferred compensation plans under Code Section 409A.

Potential Payment Obligation Upon Change in Control

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Dickey ($)	Mr. Lougee ($)	Mr. Saridakis ($)
Pension	13,153,320	(1)	6,386,705	(1)	2,638,842	317,015	32,492
Stock Options	0		0		0	0	0
Restricted Stock Units	1,099,100		624,971		297,136	203,144	236,496
Severance	8,850,000		3,900,000		2,685,000	2,385,000	2,280,000
Excise Tax Gross-up	6,841,003	(2)	2,957,650	(2)	2,046,044	1,013,275	3,115,293
TOTAL(3)	29,943,423		13,869,326		7,667,022	3,918,434	5,664,281	(4)

(1)	These amounts reflect the additional pension credit to which the executive is entitled under the SERP or his or her employment contract, whichever is higher.

(2)	The amounts of the excise tax gross-ups for Mr. Dubow and Ms. Martore do not take into account a reasonable value allocable to the covenant-not-to-compete obligations that restrict Mr. Dubow and Ms. Martore for two years after he or she ceases employment with the Company. To the extent of the reasonable value allocable to Mr. Dubow’s and Ms. Martore’s covenants-not-to-compete, each of their excise tax gross-up amounts would decrease.

(3)	Each NEO would receive life and medical insurance benefits for a period of three years in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits for the three-year period as follows: Mr. Dubow—$171,000, Ms. Martore—$89,000, Mr. Dickey—$21,000, Mr. Lougee—$21,000, and Mr. Saridakis—$21,000. Each NEO would also receive a lump sum distribution in the amount shown in the DCP table on page 42. Each NEO also would receive post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(4)	Pursuant to the Omnibus Plan, upon a change in control, Mr. Saridakis’s DLTIP award would vest and be deemed to have been earned at the target level of $4,000,000 for the full four-year performance period. That amount is not included in Mr. Saridakis’s total amount in the table above.

Other Potential Post-Termination Payments to Mr. Dubow and Ms. Martore under their Employment Contracts and to Mr. Saridakis under his Termination Benefits Agreement.

The Company may terminate the employment of Mr. Dubow, Ms. Martore or Mr. Saridakis for “good cause.” “Good cause” means (1) an intentional, non-incidental, misappropriation of funds or property of the Company by the executive; (2) unreasonable and persistent neglect or refusal by the executive to perform the duties described in his or her employment contract, which he or she does not remedy within 30 days after receipt of written notice; (3) the material breach by the executive of certain provisions of Mr. Dubow’s or Ms. Martore’s employment contract or Mr. Saridakis’s non-competition, non-solicitation and confidentiality agreement, which he or she does not remedy within 30 days after receipt of written notice; or (4) conviction of the executive of a felony. In the event of termination of employment for good cause, the executive would not receive any post-termination payments or benefits, with the exception of vested pension benefits, which would be payable at times and in amounts as described in the Retirement/Voluntary Termination disclosure section.

Mr. Dubow, Ms. Martore and Mr. Saridakis each may terminate his or her employment for “good reason.” “Good reason” would be deemed to exist if: (1) the executive is not elected or retained in his or her current positions (or such other senior executive position as the executive may agree to serve in); (2) the Company acts to materially reduce the duties and responsibilities described in Mr. Dubow’s or Ms. Martore’s employment contract or Mr. Saridakis’s termination benefits agreement; (3) the executive is required to report to anyone other than the Board of Directors, in the case of Mr. Dubow, or the Company’s CEO, in the case of Ms. Martore and Mr. Saridakis; (4) the Company changes the principal geographic location of the performance of Mr. Dubow’s or Ms. Martore’s duties away from the Washington, D.C. metropolitan area; or (5) the Company materially breaches the applicable agreement with the executive. In the event of termination of employment by the executive for “good reason” or by the Company without “good cause,” the Company would provide certain post-termination benefits in addition to the benefits afforded to them upon early retirement, which currently include the following:

•

Pension.    Mr. Dubow and Ms. Martore would be entitled to pension payments in amounts equivalent to those reflected in the Potential Payment Obligation Upon Change in Control table. Mr. Saridakis is not yet vested in his SERP benefit. He would receive a pension payment as described in the Retirement/Voluntary Termination disclosure section.

•

Severance, SOs and RSUs.    Mr. Dubow and Ms. Martore would be entitled to cash severance payments equivalent in amount to those payable to their respective estates, and their SOs and RSUs would vest in the same manner, in each case as described in the Potential Payment Obligation Upon Death disclosure section. Pursuant to his termination benefits agreement, Mr. Saridakis would be entitled to a cash severance payment in an amount equal to two times the sum of (a) his base salary in effect on the termination date and (b) the greater of (i) his most recent annual bonus as of the termination date, or (ii) the average of his three most recent annual bonuses as of the termination date, and his SOs and RSUs would vest in full upon termination in amounts equivalent to those reflected in the Potential Payment Obligation Upon Change in Control table.

•	DLTIP. Mr. Saridakis would receive a payout of any awards earned for all annual performance periods completed as of the termination date.

DIRECTOR COMPENSATION

(for the fiscal year ended December 28, 2008)

The compensation year for directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. For this period, the Company paid its directors the following:

•	an annual retainer fee of $45,000;

•	an additional retainer fee of $15,000 to committee chairs;

•	$2,000 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	a long-term award, consisting of either 1,250 restricted shares or 5,000 SOs, granted on the first day of the compensation year;

•	travel accident insurance of $1,000,000; and

•	a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

In lieu of receiving their retainer and meeting fees in cash, directors may elect to receive their fees in restricted shares valued at 110% of the applicable cash fee, or in SOs to purchase a number of shares equal to four times the number of shares that would be payable as restricted shares, in either case based on the closing market value of the Company’s stock on the grant date. Retainer fees are payable and long-term awards are made on the first day of the compensation year. Meeting fees are payable on the last day of the compensation year. Meeting fees paid as restricted shares or SOs fully vest upon grant. Retainers paid in the form of restricted shares or SOs vest quarterly. Long-term awards in the form of restricted shares vest at a rate of  1/36th of the shares per month. Long-term awards in the form of SOs vest at a rate of  1/ 4th of the shares on each anniversary of the grant date and are exercisable for eight years after the grant date. Restricted shares receive dividends or, if deferred, dividend equivalent rights. All vested restricted shares shall be held by the Company for the benefit of the director until the director leaves the Board and shall be transferred to the director on that date. When a non-employee director leaves the Board, all unvested shares shall be forfeited to the Company or, in the case of unvested deferred restricted shares, shall not be issued except, if a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s Bylaws, all restricted shares shall fully vest upon retirement, and SOs held by a director who has served at least three years shall fully vest upon retirement.

Directors may elect to defer their cash or restricted share fees under the DCP, which for cash fee deferrals provides for the same investment choices, including mutual funds and a Gannett stock fund, made available to other DCP participants. Fees paid as restricted shares and deferred at the election of the director must be invested in the Gannett stock fund of the DCP.

Mr. Dubow received no separate compensation for his service as a director and therefore is not included in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Howard D. Elias(3)	8,000	8,250	0	0	16,250
Charles B. Fruit(4)	0	37,330	1,975	10,000	49,305
Arthur H. Harper(5)	30,000	88,725	29,210	0	147,935
John Jeffry Louis(6)	10,000	0	51,281	0	61,281
Marjorie Magner(7)	75,000	54,875	0	0	129,875
Scott K. McCune(8)	15,500	0	0	0	15,500
Duncan M. McFarland(9)	55,000	97,537	3,886	10,000	166,423
Donna E. Shalala(10)	0	66,250	42,660	11,371	120,281
Neal Shapiro(11)	0	90,450	0	10,000	100,450
Karen Hastie Williams(12)	92,000	65,887	0	10,000	167,887

(1)

Amounts shown in these columns are based on the accounting expense recognized by the Company in fiscal year 2008 related to restricted stock and SO awards granted in 2008 and prior years. There can be no assurance that the SOs will ever be exercised (in which case no value will be realized by the director) or that the value on exercise will equal the FAS 123R value. The assumptions used to calculate the accounting expense for these awards, exclusive of any estimates of forfeitures relating to service-based vesting, are set forth in footnote 11 to the Company’s 2008 audited financial statements. The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year-end appears below in the “Outstanding Director Equity Awards at Fiscal Year-End” table.

(2)	Represents charitable gifts matched by the Gannett Foundation pursuant to the GannettMatch program. The GannettMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. (The amount reported in this column for Ms. Shalala exceeds $10,000 in part due to administrative delay in matching gifts made in 2007.) Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(3)	Mr. Elias elected to receive his director compensation for 2008 in cash and shares of restricted stock. The cash fees included his meeting fees. Mr. Elias deferred his restricted stock. The grant date fair value of Mr. Elias’s restricted stock award in 2008 was $24,750.

(4)	Mr. Fruit elected to receive his director compensation in shares of restricted stock and SOs. Since Mr. Fruit’s directorship ended as a result of his death with less than three years of Board service, all unvested restricted stock and outstanding SOs previously granted were cancelled. The grant date fair value of Mr. Fruit’s restricted stock and SO awards in 2008 were $78,125 and $17,600, respectively.

(5)	Mr. Harper elected to receive his director compensation for 2008 in cash, shares of restricted stock and SOs. The cash fees included his annual retainer and meeting fees. Mr. Harper deferred his restricted stock. The grant date fair values of Mr. Harper’s restricted stock and SO awards in 2008 were $16,514 and $30,047, respectively.

(6)	Mr. Louis elected to receive his director compensation for 2008 in cash and SOs. The cash fees included his meeting fees. The grant date fair value of Mr. Louis’s SO award in 2008 was $41,951.

(7)	Ms. Magner elected to receive her director compensation for 2008 in cash and shares of restricted stock. The cash fees included her annual retainer and meeting fees. The grant date fair value of Ms. Magner’s restricted stock award in 2008 was $35,775.

(8)	Mr. McCune elected to receive his director compensation for 2008 in cash. The cash fees included his annual retainer and meeting fees.

(9)	Mr. McFarland elected to receive his director compensation for 2008 in cash, shares of restricted stock and SOs. The cash fees included his annual retainer fee. Mr. McFarland deferred all cash and restricted stock. The grant date fair value of Mr. McFarland’s restricted stock and SO awards in 2008 were $27,504 and $17,600, respectively.

(10)	Ms. Shalala elected to receive her director compensation for 2008 in shares of restricted stock and SOs. Ms. Shalala deferred her restricted stock. The grant date fair value of Ms. Shalala’s restricted stock and SO awards in 2008 were $85,288 and $11,366, respectively.

(11)	Mr. Shapiro elected to receive his director compensation for 2008 in shares of restricted stock, which he deferred. The grant date fair value of Mr. Shapiro’s restricted stock award in 2008 was $98,481.

(12)	Ms. Williams elected to receive her director compensation for 2008 in cash and restricted stock. The cash fees included her annual retainer and meeting fees. Ms. Williams deferred her restricted stock. The grant date fair value of Ms. Williams’ restricted stock award in 2008 was $35,775.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

(for the fiscal year ended December 28, 2008)

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (#) (exercisable/ unexercisable)
Howard D. Elias	0/2,300	0/0
Charles B. Fruit	0/0	0/0
Arthur H. Harper	2,400/984	12,964/5,000
John Jeffry Louis	0/0	9,030/13,035
Marjorie Magner	2,048/1,702	0/0
Scott K. McCune	0/0	0/0
Duncan M. McFarland	5,397/695	0/5,000
Donna E. Shalala	3,230/1,872	36,539/7,500
Neal Shapiro	2,154/1,872	0/0
Karen Hastie Williams	5,798/1,702	7,000/0

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2008 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)(2)	27,106,695	$66.58(3)	4,520,334
Equity compensation plans not approved by shareholders(2)	200,737	—	—

Total	27,307,432	—	4,520,334

(1)	The equity compensation plans approved by the Company’s shareholders are the 1978 Executive Long-Term Incentive Plan (the “1978 Plan”) and the 2001 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The number in column (c) includes 2,408,957 shares that may be issued as restricted stock or performance shares or in settlement of stock appreciation rights or performance units.

(2)	The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals of SO income and deferrals by directors of restricted stock grants thereon are required to be distributed in stock under the terms of the DCP. The number of shares to be issued upon the exercise of outstanding SOs, warrants and rights in the first row above includes 28,346 shares credited to participants’ accounts in the DCP as a result of deferrals of grants made under the Omnibus Plan. Not included in this number are 9,510 shares of stock credited to participants’ accounts in the DCP that represent the deferral of shares issued under the Omnibus Plan, as this number of shares was subtracted from the number of shares available for grant under the Omnibus Plan upon the award or exercise of the related grant. The number of shares to be issued upon the exercise of outstanding SOs, warrants and rights in the second row above includes 200,737 shares credited to participants’ accounts in the DCP. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

(3)	Represents the weighted-average exercise price of the outstanding SOs granted under the 1978 Plan and the Omnibus Plan.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2008, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

Name of Beneficial Owner(1)	Shares Owned	Percent of Class
AXA Financial, Inc.(2)	30,847,652	13.4%
Brandes Investment Partners, L.P.(3)	23,469,399	10.2%
Barclays Global Investors, N.A.(4)	15,046,894	6.5%
Craig A. Dubow	942,527	*
Gracia C. Martore	349,251	*
Robert J. Dickey	129,449	*
David T. Lougee	15,130	*
Christopher D. Saridakis	48,936	*
Howard D. Elias	1,000	*
Arthur H. Harper	31,368	*
John Jeffry Louis	168,193	*
Marjorie Magner	8,000	*
Scott K. McCune	3,000	*
Duncan M. McFarland	18,050	*
Donna E. Shalala	41,289	*
Neal Shapiro	1,000	*
Karen Hastie Williams	8,000	*
All directors and executive officers as a group (22 persons including those named above)	2,965,743	1.3%

*	Less than one percent.

(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107. The following shares of common stock are included in the table because they may be acquired pursuant to SOs exercisable by May 1, 2009: Mr. Dubow—916,375; Ms. Martore—343,750; Mr. Dickey—125,550; Mr. Lougee—12,250; Mr. Saridakis—37,500; Mr. Harper—14,214; Mr. Louis—29,656; Mr. McFarland—1,250; Ms. Shalala—40,289; Ms. Williams—7,000, and all directors and executive officers as a group—2,681,379. The shares reported in the table do not include 1,242,254 shares owned on the Record Date by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Mr. Dubow, Ms. Martore, Roxanne V. Horning (Senior Vice President/Human Resources) and Todd A. Mayman (Vice President, Associate General Counsel, Secretary and Chief Governance Officer).

(2)	Based upon information as of December 31, 2008, contained in a Schedule 13G filed with the SEC on February 13, 2009 by (i) AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (collectively, the “Mutuelles AXA”), (ii) AXA, and (iii) AXA Financial, Inc. (“AXA Financial”). Mutuelles AXA controls AXA, which is the parent holding company of AXA Financial, which is the parent holding company of AllianceBernstein L.P. (“Alliance”), an investment adviser, and AXA Equitable Life Insurance Company (“AXA Equitable”), an insurance company and an investment adviser. Includes: (a) 30,826,864 shares held by Alliance on behalf of client discretionary investment advisory accounts; (b) 16,420 shares held by AXA Equitable; and (c) 4,368 shares held by AXA Investment Managers Paris (France), an affiliate of AXA Financial. The address for AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.

(3)	Based upon information as of December 31, 2008, contained in a Schedule 13G/A filed with the SEC on February 12, 2009. The Schedule 13G/A provides that Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby each may be deemed to beneficially own the shares reported in the Schedule 13G in their capacities as a control person of Brandes Investment Partners, L.P., the investment adviser. Each of the reporting persons disclaims any direct ownership of the shares reported in such Schedule 13G/A, except for an amount that is substantially less than one percent of the number of shares reported therein. The address for each of the reporting persons is 11988 El Camino Real, Suite 500, San Diego, CA 92130.

(4)	Based upon information as of December 31, 2008, contained in a Schedule 13G filed with the SEC on February 5, 2009 by (i) Barclays Global Investors, N.A., (ii) Barclays Global Fund Advisors, (iii) Barclays Global Investors, Ltd., (iv) Barclays Global Investors Japan Limited, (v) Barclays Global Investors Canada Limited, (vi) Barclays Global Investors Australia Limited, and (vii) Barclays Global Investors (Deutschland) AG, reporting, in the aggregate, sole voting power over 13,410,007 shares, and sole dispositive power over 15,046,894 shares. The address for Barclays Global Investors, N.A. is 400 Howard Street, San Francisco, CA 94105.

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment
Craig A. Dubow	Chairman, President and CEO	977,087
Gracia C. Martore	Executive Vice President and CFO	368,661
Robert J. Dickey	President/USCP	129,449
David T. Lougee	President/Broadcast	17,287
Christopher D. Saridakis	Senior Vice President and CDO	50,897
Howard D. Elias	Director	3,407
Arthur H. Harper	Director	35,036
John Jeffry Louis	Director	168,193
Marjorie Magner	Director	8,000
Scott K. McCune	Director	3,000
Duncan M. McFarland	Director	25,050
Donna E. Shalala	Director	49,078
Neal Shapiro	Director	5,410
Karen Hastie Williams	Director	16,711
All directors and executive officers as a group (22 persons including those named above)		3,109,270

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Mr. Dubow—34,560; Ms. Martore—19,410; Mr. Lougee—2,157; Mr. Saridakis—1,961; Mr. Elias—2,407; Mr. Harper—3,668; Mr. McFarland—7,000; Ms. Shalala—7,789; Mr. Shapiro—4,410; Ms. Williams—8,711; and all directors and executive officers as a group—143,527. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

RELATED PARTY TRANSACTIONS

In March 2008, we purchased for $4.6 million the remaining shares in Point Roll, Inc., a Company subsidiary, held by Mr. Saridakis, who became our Senior Vice President and Chief Digital Officer in January 2008. The purchase price for the shares held by Mr. Saridakis was determined pursuant to the terms of an earn-out established at the time of the Company’s acquisition of Point Roll in 2005.

Also in March 2008, we entered into contracts with Ripple6, Inc., an entity in which Mr. Saridakis held approximately a 10% interest, pursuant to which Ripple6 agreed to provide computer programming services related to strategic plan initiatives. Through 2008, the Company paid Ripple6 approximately $1.2 million for these services. As our senior management was aware of his indirect interest, Mr. Saridakis did not participate in the negotiation of these contracts. Due to the immaterial amounts involved, the contracts were approved by senior management.

In November 2008, we acquired Ripple6. Following the acquisition, Ripple6 reports to Mr. Saridakis. In connection with the acquisition, all of the owners of Ripple6 other than Mr. Saridakis received a payment at closing as well as the right to receive future payments based upon the post-closing financial performance of Ripple6. In order to remove any potential conflict of interest, we entered into a different arrangement with Mr. Saridakis pursuant to which we purchased his 10% interest for $7.8 million with no right to receive future payments. Mr. Saridakis did not participate on behalf of the Company in the acquisition negotiations. The Board of Directors approved the acquisition after careful consideration of the benefits to be derived by the Company from the transaction.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a), except for one Form 4 for Mr. Shapiro and one Form 3 for Mr. Dickey which were filed late due to inadvertent administrative error.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 17, 2009

GANNETT CO., INC.

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders — April 28, 2009

The undersigned hereby appoints Craig A. Dubow, Gracia C. Martore and Todd A. Mayman, or any of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 28, 2009 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposal 3. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

SEE REVERSE SIDE

COMPANY #

Voting Instructions For Gannett Co., Inc.’s

2009 Annual Meeting of Shareholders

Gannett Co., Inc. shareholders of record on March 2, 2009 may vote their shares for matters to be covered at the Company’s 2009 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

Vote By Phone — 1-800-560-1965

Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 27, 2009. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

Vote by the Internet — http://www.eproxy.com/gci/

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 27, 2009. Have your proxy card in hand. You will be provided with simple voting instructions.

Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by April 27, 2009.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.

☐    Please detach here    ☐

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS: Nominees are: 01 Craig A. Dubow 02 Howard D. Elias	☐ VOTE FOR all nominees except those I have listed below	☐ VOTE WITHHELD from all nominees
03 Marjorie Magner 04 Scott K. McCune
05 Duncan M. McFarland 06 Donna E. Shalala
07 Neal Shapiro 08 Karen Hastie Williams

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2. PROPOSAL TO RATIFY Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 3.

3. SHAREHOLDER PROPOSAL relating to the use of tax gross-ups as an element of compensation for senior executives.	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting.

Address Change? Mark Box Indicate changes below.

Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.